Exhibit 1-C

FIRST ADDITIVE TO THE CONTRACT FOR THE LEASING OF EQUIPMENT AND LAND

By this particular instrument:

I. NOVA GERAÇÃO COMESTÍVEIS LTDA., a private legal entity constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 13.594.751/0001-25, with headquarters at Av. Olegário Maciel, no. 554, loja A, Barra da Tijuca, City and State of Rio de Janeiro, ZIP Code 22.621-200; this act represented in the form of its social contract (hereinafter referred to as “Lessee”);

II. ENERGEA ITAGUAI GERAÇÃO I LTDA., a limited liability business company, registered in the National Registry of Legal Entities of the Ministry of Economy (“CNPJ”) under no. 34.005.522/0001-06, with headquarters at Avenida Graça Aranha 81, 814, in the city of Rio de Janeiro, State of Rio de Janeiro, 20.030-002, in this act represented in the form of its social contract, by its legal representatives under signed,(hereinafter referred to as “Lessor”);

III. GERA ENERGIA BRASIL S.A., a private legal entity constituted and registered in the Registry of Legal Entities (CNPJ) under no. 26,547,341/0001-75, with headquarters at Rua Voluntários da Pátria 190, room 925, ZIP Code: 22270-001, Rio de Janeiro - RJ, in this act duly represented in the form of its Bylaws by its undersigned representative, (hereinafter referred to in isolation “INTERVENING PARTY”); and

henceforth simply designated, together, as “Parties” and individually as “Party”.

WHEREAS:

(i) On August 19, 2020 the Parties concluded the Equipment and Land Rental Agreement (“Agreement”).

(ii) There are contradictory items in the Agreement, specifically in the Termination Clause and General Conditions..

RESOLVE THE PARTIES to enter into this First Amendment to the Equipment and Land Rental Agreement (“First Additive”),which shall be governed by the following termsand conditions:

1. TERMINATION

1.1	In view of the contradiction between item (iii) of Clause 7.1 and the provisions of Clauses 10.2.2 and 10.3 (a),the Parties resolve to excludeitem (iii) of Clause 7.1, which shall become effective as follows:

7.1. This Agreement may be terminated in full by any of the Parties in the event of default by the other Party that has not been healed within the healing period, where applicable, and upon the occurrence of the following hypotheses:

(i) Decree of bankruptcy, approval of judicial or extrajudicial recovery, dissolution or judicial or extrajudicial liquidation of the Party, regardless of notice or notification;

(ii) By the Lessor, due to the non-payment by the Lessee of any amount due to the Lessor not released within thirty (30) days from the maturity date; and

(iii)For the termination of the Contract and/or any contracts concluded between the Parties relating to the CGF, due to the action or omission of one of the Parties .

1.2	Due to the exclusion mentioned above, the Parties resolve to include Clause 7.4 to specifically address the possibility of termination of the Contract due to delay in commercial operation or non-compliance with the milestones set forth in Annex 4, through the sole fault of the Lessee, as below:

7.4. This Agreement may be terminated in full by either Party on the grounds that CGF does not reach the Commercial Operation within 360 (three hundred and sixty) days or non-compliance with the milestones set out in Annex 4, for reasons attributable to the Lessor, upon payment of the daily compensatory fines provided for in Clauses 10.2.2 and 10.3 (a).

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1.3	The Parties also decide to exclude the final excerpt of Clause 9.1, which will become effective as follows:

9th. 1st. This Agreement is irrevocable and irrevocable and therefore neither Party may terminate it except as expressly provided for in Clause 7..

2. RATIFICATION

2.2. All other clauses of the Equipment and Land Rental Agreement concluded by the Parties on August 19, 2020, which have not been expressly amended by this First Additive, remain unchanged and ratified by the Parties.

3. TERM

3.3. This additive will be valid from the date of its signature and will remain valid until the end of the term of the Agreement, considering the possible changes agreed between the Parties that may be signed by means of subsequent contractual additives.

And, because they are thus fair and contracted, para the effects of theprovisions of Article 10, §2, of Provisional Measure No. 2002-2, the Parties, from now on, expressly affirm that they fully recognize the authenticity, integrity and legal validity of the instrument herein signed by electronic means, in, the presence of the witnesses below.

Rio de Janeiro, September 3, 2020.

NOVA GERAÇÃO COMESTÍVEIS LTDA.

Name: Ivo Ferreira

Position: Director

ENERGEA ITAGUAI GERAÇÃO I LTDA.

Name: Chris Sattler

Position: Partner and administrator

GERA ENERGIA BRASIL S.A.	GERA ENERGIA BRASIL S.A.
Name: André Cavalcanti de Castro	Name: Ramon de Oliveira Junior
Position: Managing Partner	Position: Managing Partner

Witnesses:

1.	2.
Name: Carlos A. B. Innecco	Name: Alan Souza Abreu
CPF: 133,094,077-64	CPF: 134,834,767-84

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